Exhibit 99.1

Item 6. SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Annual Report. The following selected consolidated statement of operations and comprehensive loss data for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data at December 31, 2016 and 2015, have been derived from audited consolidated financial statements included elsewhere in this Annual Report. The consolidated statement of operations and comprehensive loss data presented below for the years ended December 31, 2013 and 2012, and the consolidated balance sheet data at December 31, 2014, 2013 and 2012 are derived from audited consolidated financial statements that are not included in this Annual Report.

	Year Ended December 31,
	2016	2015	2014	2013	2012
Consolidated Statement of Operations and Comprehensive Loss Data (in thousands, except per share data):
Revenues	$28,235	$39,507	$36,979	$42,675	$43,329
Cost of revenues	7,564	8,152	9,317	9,707	8,448
Gross profit	20,671	31,355	27,662	32,968	34,881
Operating expenses:
Selling and marketing	9,615	8,902	9,559	15,675	16,666
Research and development	15,906	13,863	14,192	21,305	24,767
General and administrative	10,341	11,128	13,218	18,216	20,211
Restructuring expenses	303	—	2,435	5,602	238
Long-lived asset impairment	411	—	—	—	—
Total operating expenses	36,576	33,893	39,404	60,798	61,882
Operating loss	(15,905)	(2,538)	(11,742)	(27,830)	(27,001)
Non-operating income (expense):
Change in carrying value of contingent liability	668	—	—	—	1,210
Interest income (expense), net	(313)	1	(5)	28	91
Other income (expense), net	(22)	3	(3)	2	3
Loss before provision for income taxes	(15,572)	(2,534)	(11,750)	(27,800)	(25,697)
Provision for income tax expense (benefit)	(229)	68	49	153	(234)
Net loss	(15,343)	(2,602)	(11,799)	(27,953)	(25,463)
Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available- for-sale securities	2	(1)	—	7	33
Income tax expense related to items of other comprehensive income	—	—	—	—	6
Other comprehensive income (expense), net of tax	2	(1)	—	7	27
Comprehensive loss	$(15,341)	$(2,603)	$(11,799)	$(27,946)	$(25,436)
Net loss per share:
Basic	$(1.28)	$(0.23)	$(1.16)	$(3.02)	$(2.84)
Diluted	$(1.28)	$(0.23)	$(1.16)	$(3.02)	$(2.84)
Weighted average shares:
Basic	11,951	11,486	10,162	9,245	8,962
Diluted	11,951	11,486	10,162	9,245	8,962

Exhibit 99.1

	As of December 31,
	2016	2015	2014	2013	2012
Consolidated Balance Sheet Data (in thousands):
Total assets	$14,308	$24,473	$27,390	$31,538	$54,395
Total liabilities	11,249	10,447	12,488	13,367	11,733
Accumulated comprehensive deficit	(226,228)	(210,887)	(208,284)	(196,485)	(168,539)
Total stockholders' equity	$3,059	$14,026	$14,902	$18,171	$42,662